Exhibit 4.6

REGISTRATION RIGHTS AGREEMENT

by and between

Unilever PLC

and

The Magnum Ice Cream Company B.V.

Dated October 1, 2025

Table of Contents

Page

Section 1	Certain Definitions	1

Section 2	Registration Rights	4

2.1	Shelf Underwritings; Demand Registrations	4

2.2	Piggyback Registrations	8

2.3	Allocation of Securities Included in Registration Statement	9

2.4	Registration Procedures	11

2.5	Registration Expenses	18

2.6	Certain Limitations on Registration Rights	18

2.7	No Required Sale	18

2.8	Indemnification	19

2.9	Other Registration Rights	21

2.10	Company Affiliate Registrable Securities	21

2.11	Permitted Transferees	22

Section 3	Underwritten Offerings	22

3.1	Requested Underwritten Offerings	22

3.2	Piggyback Underwritten Offerings	22

Section 4	General	23

4.1	Adjustments Affecting Registrable Securities	23

4.2	Rule 144	23

4.3	Assistance with Transfers	23

4.4	Nominees for Beneficial Owners	24

4.5	Amendments and Waivers	24

4.6	Notices	24

4.7	Assignment	25

4.8	Termination	26

4.9	Entire Agreement	26

4.10	Governing Law; Jurisdiction; Waiver of Jury Trial	26

4.11	Interpretation; Construction	27

4.12	Counterparts	27

4.13	Severability	27

4.14	Specific Enforcement	27

4.15	Further Assurances	27

4.16	Confidentiality	28

i

This REGISTRATION RIGHTS AGREEMENT, dated as of October 1, 2025 (the “Agreement”), is made and entered into by and between (i) The Magnum Ice Cream Company B.V. a besloten vennootschap registered in the Netherlands with registered number 97035467 and whose registered office is at Reguliersdwarsstraat 63, 1017BK Amsterdam (including its successors, by merger, acquisition, reorganization or otherwise, “TMICC” or the “Company”) and (ii) Unilever PLC, a public limited company registered in England and Wales with registered number 00041424 and whose registered office is at Port Sunlight, Wirral, Merseyside, CH62 4ZD (“Unilever”).

RECITALS:

WHEREAS, Unilever currently owns all of the ordinary shares of €3.50 each in the capital of the Company (the “Ordinary Shares”);

WHEREAS, on or around the date of this Agreement, Unilever, the Company and certain other entities entered into the Demerger Agreement (the “Demerger Agreement”) and certain other agreements pursuant to which (i) the Company shall become the holder of the Demerging Business (as defined below) and (ii) certain of the Ordinary Shares of the Company shall be issued to shareholders of Unilever through a distribution by Unilever (the “Demerger”);

WHEREAS, immediately after the Demerger, Unilever will directly or indirectly be issued and retain an ownership interest in certain Ordinary Shares (the “Demerger Shares”);

WHEREAS, the parties hereto intend for the Ordinary Shares to be admitted to trading on the NYSE, the LSE and Euronext Amsterdam (as defined below);

WHEREAS, the parties hereto desire to enter into this Agreement to set forth certain rights and obligations of the Company and the Holders (as defined below) with respect to the Demerger Shares.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1         Certain Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person at any time during the period for which the determination of affiliation is being made. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise; provided that for purposes of this Agreement (i) Unilever and the other Unilever Group Companies shall not be considered Affiliates of the Company or any of the other TMICC Group Companies and (ii) the Company and the other TMICC Group Companies shall not be considered Affiliates of Unilever or any of the other Unilever Group Companies.

“AFM” means the Authority for the Financial Markets of the Netherlands;

“Board” means the board of directors of the Company.

“Business Day” means a day on which banks are open for business in Amsterdam, London or New York (excluding Saturdays, Sundays and public holidays).

“Completion” has the meaning set forth in the Demerger Agreement.

“Euronext Amsterdam” means Euronext Amsterdam, the regulated market operated by Euronext Amsterdam N.V.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC issued under the Securities Exchange Act of 1934, as they may from time to time be in effect.

“Expenses” means any and all fees and expenses incident to the Company’s performance of or relating to compliance with this Agreement, including: (i) SEC, stock exchange, FINRA and all other registration and filing fees and all listing fees and fees with respect to the inclusion of securities on the NYSE, the LSE, the official list of the FCA in the UK, Euronext Amsterdam or on any other U.S. or non-U.S. securities market on which the Registrable Securities are listed, admitted to trading or quoted, (ii) fees and expenses of compliance with state securities or “blue sky” laws of any state or jurisdiction of the United States or compliance with the securities laws of jurisdictions outside the United States and in connection with the preparation of a “blue sky” survey, (iii) word processing, printing and copying expenses, (iv) expenses incurred in connection with any roadshow for an underwritten offering, (v) fees and disbursements of counsel for the Company, (vi) with respect to each registration or underwritten offering in which Unilever (or a Unilever Group Company) is a Participating Holder, the reasonable fees and disbursements of one legal counsel for the Unilever Group, (vii) fees and disbursements of all independent public accountants of the Company (including the expenses with respect to any opinion and/or audit/review and/or “comfort” letter and updates thereof) and fees and expenses of other Persons, including special experts, retained by the Company, (viii) fees and expenses payable to a Qualified Independent Underwriter (but expressly excluding any underwriting discounts and commissions and transfer taxes (including stamp duties)), (ix) fees and expenses of the Company’s transfer agent, custodian and registrar, (x) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities, including reasonable fees and expenses of counsel for the underwriters in connection with any filing with or review by FINRA (but expressly excluding any underwriting discounts and commissions) and (xi) rating agency fees and expenses. For the avoidance of doubt, Expenses shall not include the amount specified in Section 2.5(b).

“EU MAR” means the Market Abuse Regulation (EU) No 596/2014.

“Fair Market Value” means, as of any date, the closing price per Ordinary Share on the NYSE on the trading day immediately preceding such date.

“FCA” means the UK Financial Conduct Authority;

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holders” means Unilever and any other Unilever Group Company that holds any Registrable Securities, and any Person that holds Registrable Securities who is a Permitted Transferee.

“Inside Information” means “inside information” for the purposes of EU MAR or UK MAR;

“LSE” means the London Stock Exchange plc.

“Minimum Threshold” means $250 million or such lesser amount that constitutes all Ordinary Shares owned by the Holders requesting such registration.

“NYSE” means the New York Stock Exchange LLC.

“Participating Holders” means all Holders of Registrable Securities that are proposed to be included in any offering of Registrable Securities pursuant to Section 2.1 or Section 2.2.

“Person” means any individual, firm, corporation, company, limited liability company, partnership, trust, joint stock company, business trust, incorporated or unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“Qualified Independent Underwriter” means a “qualified independent underwriter” within the meaning of FINRA Rule 5121.

“Registrable Securities” means (a) all Demerger Shares, (b) any equity securities issued or issuable directly or indirectly in exchange for or with respect to the Demerger Shares by way of share dividend or distribution or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation, exchange or other reorganization, or (c) any securities issued in replacement of, in exchange for or upon the conversion of any securities described in clause (a) or (b) above; provided that, in each case, such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities shall have been disposed of in compliance with the requirements of Rule 144 (or any successor provision), (C) such securities have been sold in a public offering of securities; or (D) such securities have ceased to be outstanding. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (including upon conversion, exercise or exchange of any equity interests but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall not be required to convert, exercise or exchange such equity interests (or otherwise acquire such Registrable Securities) to participate in any registered offering hereunder until the closing of such offering.

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission or such other federal agency that at such time administers the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC issued under such Act, as they may from time to time be in effect.

“TMICC Group” means the Company and its subsidiary undertakings from time to time and “TMICC Group Company” means any one of them;

“UK MAR” means the Market Abuse Regulation (EU) No 596/2014 as it forms part of assimilated law as defined in the EU (Withdrawal) Act 2018 in the United Kingdom.

“Unilever Group” means Unilever and its subsidiary undertakings from time to time and “Unilever Group Company” means any one of them;

“WKSI” means a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act).

Section 2         Registration Rights.

2.1         Shelf Underwritings; Demand Registrations.

(a)         (i) Following the date of the Completion (the “Completion Date”), the Company shall, as promptly as practicable thereafter, but in no event more than sixty (60) calendar days after the Completion Date, prepare and file with the SEC a shelf registration statement pursuant to Rule 415 under the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all Registrable Securities on a delayed or continuous basis and shall use its reasonable best efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the one hundred and fifteenth (115th) calendar day following the Completion Date if the SEC notifies the Company that it will “review” the Shelf Registration Statement and (y) the twentieth (20th) Business Day after the date the Company is notified in writing by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. The Shelf Registration Statement shall provide for all legally permitted methods or combinations of methods of disposition thereunder of Registrable Securities, including firm commitment underwritten public offerings, bought deals, block trades, sales in connection with hedging transactions, direct sales, transactions on an agency basis, open market sales, and purchases or sales by brokers. In the event the Company files a Shelf Registration Statement on Form F-1 (or Form S-1), the Company shall use its reasonable best efforts to convert such Shelf Registration Statement to a Shelf Registration Statement on Form F-3 (or Form S-3) as promptly as practicable after the Company is eligible to use Form F-3 (or Form S-3).

(ii) Subject to Section 2.1(c), Section 2.3 and the provisions below with respect to the Minimum Threshold, a Holder shall have the right at any time and from time to time to elect to sell all or any part of its Registrable Securities pursuant to an underwritten offering pursuant to the Shelf Registration Statement (a “Shelf Underwriting”) by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof (a “Shelf Underwriting Request”). With respect to any Shelf Underwriting Request, the Holder or Holders making such request shall be referred to as the “Shelf Underwriting Initiating Holders”. As promptly as practicable, but no later than five (5) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to the Holders of other Registrable Securities registered on such Shelf Registration Statement, if any (“Shelf Registrable Securities”). The Company, subject to Sections 2.3 and 2.6, shall include in such Shelf Underwriting (x) the Registrable Securities of the Shelf Underwriting Initiating Holders and (y) the Shelf Registrable Securities of any other Participating Holder of Shelf Registrable Securities which shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Participating Holder) within five (5) days after the receipt of the Shelf Underwriting Notice. The Company shall, as expeditiously as possible (and in any event within fifteen (15) Business Days after the receipt by the Company of a Shelf Underwriting Request), but subject to Section 2.1(c), use its reasonable best efforts to file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments, in order to effect such Shelf Underwriting. The Company shall, at the request of any Shelf Underwriting Initiating Holder or any other Participating Holder of Registrable Securities registered on such Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language reasonably deemed necessary or advisable by the Shelf Underwriting Initiating Holders or any other Participating Holder of Shelf Registrable Securities to effect such Shelf Underwriting. Notwithstanding anything to the contrary in this Section 2.1(a)(ii), each Shelf Underwriting must include, in the aggregate, Registrable Securities having an aggregate Fair Market Value of at least the Minimum Threshold (based on the Registrable Securities included in such Shelf Underwriting by all Participating Holders). In connection with any Shelf Underwriting (including an Underwritten Block Trade), Unilever (in the event any Unilever Group Company is a Participating Holder) or the Holders of a majority of the Registrable Securities included in such Shelf Underwriting (in the event any Unilever Group Company is not a Participating Holder) shall have the right to select the underwriter(s), bookrunner(s) and/or other adviser(s) (including counsel to the Participating Holders) to manage and execute any such Shelf Underwriting (including an Underwritten Block Trade) (the “Financial Intermediaries”); provided that Unilever or the Holders, as applicable, shall in good faith consult with the Company and consider the Company’s opinion with respect to their selection of any Financial Intermediaries for such Shelf Underwriting; provided further that in the event that any Unilever Group Company is not a Participating Holder, the Financial Intermediaries shall also be approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company shall not be obligated to effect more than an aggregate of three (3) Shelf Underwritings in a calendar year (the “Maximum Number of Shelf Underwritings”), provided that the Holders shall be entitled to request (and the Company shall be required to effect) any additional number of Shelf Underwritings in excess of the Maximum Number of Shelf Underwritings only if all Expenses in relation to any such additional Shelf Underwritings are paid by such Holders and not the Company. Notwithstanding the foregoing, if a Holder wishes to engage in (i) an underwritten block trade or similar transaction with a marketing period of two (2) days or less (collectively, an “Underwritten Block Trade”) or (ii) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, requiring the involvement of the Company and with a total offering price reasonably expected to exceed, in the aggregate, $50 million (an “Other Coordinated Offering”), in each case off of a Shelf Registration Statement, then notwithstanding the foregoing time periods, such Holder only needs to notify the Company of the Underwritten Block Trade or Other Coordinated Offering five (5) Business Days prior to the day such offering is to commence, and the Company shall not be required to give notice thereof to other Holders or permit their participation therein. For the avoidance of doubt, an Other Coordinated Offering shall not constitute a Shelf Underwriting for purposes of the Maximum Number of Shelf Underwritings.

(b)         (i) If a Shelf Registration Statement as required by Section 2.1(a) is not available for use by the Holders (a “Demand Registration Period”), subject to Sections 2.1(c) and 2.3 and the provisions below with respect to the Minimum Threshold, at any time and from time to time during such Demand Registration Period, each Holder (or Holders) shall have the right to require the Company to prepare and file one or more registration statements under the Securities Act (such registration statement, a “Demand Registration Statement”) covering all or any part of its Registrable Securities by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof. Any such request by any Holder or Holders pursuant to this Section 2.1(b)(i) is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the Holder(s) making such demand for registration being referred to as the “Initiating Holders”). The Company shall not be obligated to effect more than an aggregate of three (3) Demand Registrations in a calendar year (the “Maximum Number of Demand Registrations”), provided that the Holders shall be entitled to request (and the Company shall be required to effect) any additional number of Demand Registrations in excess of the Maximum Number of Demand Registrations only if all Expenses in relation to any such additional Demand Registrations are paid by such Holders and not the Company. The Company shall give written notice of such Demand Registration Request to each of the Holders of other Registrable Securities, if any, no later than the tenth (10th) Business Day after receipt of such Demand Registration Request, and, subject to Sections 2.3 and 2.6, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Participating Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration within ten (10) days after receipt of the Company’s written notice of the proposed registration. Notwithstanding anything to the contrary in this Section 2.1(b)(i), each Demand Registration must include, in the aggregate, Registrable Securities having an aggregate Fair Market Value of at least the Minimum Threshold (based on the Registrable Securities included in such Demand Registration by all Participating Holders). In connection with any Demand Registration, Unilever (in the event any Unilever Group Company is a Participating Holder) or the Holders of a majority of the Registrable Securities included in such Demand Registration (in the event any Unilever Group Company is not a Participating Holder) shall have the right to select the Financial Intermediaries in connection with any underwritten offering pursuant to such Demand Registration; provided that Unilever or the Holders, as applicable, shall in good faith consult with the Company and consider the Company’s opinion with respect to their selection of any Financial Intermediaries for such Demand Registration; provided further that in the event that any Unilever Group Company is not a Participating Holder, the Financial Intermediaries shall also be approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed.

(ii) The Company shall, as promptly as practicable, but subject to Section 2.1(c), use its reasonable best efforts to (x) file or confidentially submit with the SEC (no later than (A) sixty (60) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form F-1 (or Form S-1) or similar long-form registration or (B) forty five (45) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form F-3 (or Form S-3) or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such Demand Registration Statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register for distribution in accordance with the intended method of distribution, and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the Demand Registration Statement relating to such registration.

(c)         (i) The Shelf Underwriting and Demand Registration rights granted in Sections 2.1(a) and 2.1(b) are subject to the following limitations: (x) the Company shall not be required to cause a Demand Registration Statement filed pursuant to Section 2.1(b) to be declared effective within a period of sixty (60) days after the effective date of any other Demand Registration Statement of the Company filed pursuant to Section 2.1(b) (unless such Demand Registration Statement is withdrawn or suspended prior to the sale of the Registrable Securities registered thereunder); (y) if the Board, in its good faith judgment after consultation with outside counsel to the Company, determines that (A) any registration of Registrable Securities or Shelf Underwriting would require the disclosure of material non-public information (within the meaning of the US federal securities laws) or Inside Information, the disclosure of which would be reasonably likely to have a material adverse effect on the Company, (B) such registration of Registrable Securities or Shelf Underwriting would materially impede, delay or interfere with any material acquisition, divestiture, joint venture, merger, consolidation, other business combination, corporate reorganization, tender offer or other material transaction of the Company or (C) the Company is unable to comply with SEC requirements for effectiveness of the registration statement for such registration of Registrable Securities or Shelf Underwriting (each of clauses (A) through (C), a “Postponement Condition”), then (1) the Company may postpone the filing or confidential submission (but not the preparation) of a registration statement relating to a Demand Registration Request or a prospectus supplement relating to a Shelf Underwriting Request until the earlier of five (5) Business Days after the date on which such Postponement Condition no longer exists or forty-five (45) days after the date on which the Board determines a Postponement Condition exists (any such postponement, a “Postponement” and any duration of such Postponement, a “Postponement Period”). The Company shall give written notice to the Participating Holders of its determination to exercise a Postponement and of the fact that the Postponement Condition for such Postponement no longer exists, together with a certificate of such determination signed by the Chief Executive Officer or Chief Financial Officer of the Company, in each case, promptly after the occurrence thereof; provided, however, that the Company shall not be entitled to more than one (1) Postponement during any twelve (12) month period or for more than an aggregate of sixty (60) days in any twelve (12) month period.

(ii) Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company that the Company has determined to exercise a Postponement, such Holder will discontinue its disposition of Registrable Securities pursuant to the applicable registration statement. If the Company shall give any notice of a Postponement, immediately after the expiration of the Postponement Period, the Company shall permit use of the respective registration statement or use its reasonable best efforts to effect the respective registration under the Securities Act of the Registrable Securities, as relevant (unless the Initiating Holders or Shelf Underwriting Initiating Holders shall have withdrawn the respective request).

(iii) Notwithstanding anything in this Agreement to the contrary, the Company shall not be permitted to file a registration statement to register for sale, or to conduct any registered securities offerings (including any “take-downs” off of an effective shelf registration statement) of, any of its securities either for its own account or for the account of any security holder or holders during any Postponement Period.

(d)         Any Holder may withdraw or revoke a Demand Registration Request at any time prior to the effectiveness of such Demand Registration by giving written notice to the Company of such withdrawal or revocation and such Demand Registration shall have no further force or effect.

2.2         Piggyback Registrations.

(a)         If the Company proposes or is required to register any of its equity securities (including Ordinary Shares) for its own account or for the account of any other shareholder under the Securities Act (other than pursuant to registrations on Form F-4 (or Form S-4) or Form S-8 or any similar or successor forms thereto) (a “Piggyback Registration”), the Company shall give written notice (the “Piggyback Notice”) of its intention to do so to each of the Holders of Registrable Securities, at least twenty (20) Business Days prior to the filing of any registration statement under the Securities Act. Upon the written request of any or all of the Holders delivered to the Company within 15 days after the date of the Piggyback Notice (which request shall specify the maximum number of Registrable Securities intended to be disposed of by the applicable Holders), the Company shall, subject to Sections 2.2(c), 2.3 and 2.6, use its reasonable best efforts to cause, in connection with the registration of such other equity securities, the registration under the Securities Act of all such Registrable Securities which the Company has been so requested to register by such Holders, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the registration statement filed by the Company or the prospectus related thereto. There is no limitation on the number of such piggyback registrations which the Company is obligated to effect pursuant to the preceding sentence. No registration of Registrable Securities effected under this Section 2.2(a) shall relieve the Company of its obligations to effect Demand Registrations or Shelf Underwritings under Section 2.1 hereof.

(b)         At any time after giving a Piggyback Notice and prior to the effective date of the registration statement filed in connection with such Piggyback Registration, if the Company shall determine for any reason not to register or to delay registration of such equity securities, the Company may, at its election, give written notice of such determination to all Holders of Registrable Securities and (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, without prejudice, however, to the rights of Holders immediately to request that such registration be effected as a registration under Section 2.1 or to include their Registrable Securities in any subsequent Piggyback Registration, and (y) in the case of a determination to delay such registration of its equity securities, shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other equity securities.

(c)         Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Registration by giving written notice to the Company of its request to withdraw; provided, however, that such request must be made in writing prior to the earlier of the execution by such Holder of the underwriting agreement or the execution by such Holder of the custody agreement with respect to such registration.

(d)         If any Piggyback Registration involves an underwritten primary offering on behalf of the Company (a “Company Public Offering”), then the Company shall have the right to select the Financial Intermediaries in connection with such Piggyback Registration. If any Piggyback Registration does not involve a Company Public Offering, then (i) Unilever (in the event any Unilever Group Company is a Participating Holder) or (ii) Holders of a majority of the Registrable Securities included in such Piggyback Registration (in the event any Unilever Group Company is not a Participating Holder) shall have the right to select the Financial Intermediaries in connection with such Piggyback Registration; provided that Unilever or the Holders, as applicable, shall in good faith consult with the Company and consider the Company’s opinion with respect to their selection of any Financial Intermediaries for such Piggyback Registration; provided further that in the event that any Unilever Group Company is not a Participating Holder, the Financial Intermediaries shall also be approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed.

2.3         Allocation of Securities Included in Registration Statement.

(a)         The Company shall have the right to cause the registration of securities for sale for the account of the Company or any Affiliate of the Company other than the Participating Holders (the “Company Affiliate Registrable Securities”) in any Demand Registration or Shelf Underwriting requested pursuant to Section 2.1 so long as the Company Affiliate Registrable Securities are disposed of in accordance with the intended method or methods of disposition requested pursuant to this Section 2. If any Demand Registration or Shelf Underwriting made pursuant to Section 2.1 involves an underwritten offering and the Financial Intermediaries of such offering advise the Company and the Participating Holders in good faith that, in their view, the number of securities requested to be included in such underwritten offering by the Participating Holders exceeds the largest number of securities that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Participating Holders (the “Maximum Number”), the Company shall include in such underwritten offering the number of Registrable Securities in accordance with the following priorities:

(i)	first, up to the number of Registrable Securities requested to be included in such registration by Unilever and its Affiliates; and

(ii)	second, to the extent that the Maximum Number has not been reached under the foregoing clause (i), up to the number of Registrable Securities requested to be included in such registration by Participating Holders other than Unilever and its Affiliates, pro rata among such Participating Holders on the basis of the number of Registrable Securities requested to be registered by each such Participating Holder; and

(iii)	third, to the extent that the Maximum Number has not been reached under the foregoing clause (i) and (ii), up to the number of Company Affiliate Registrable Securities which can be sold without exceeding the Maximum Number.

(b)         If a Piggyback Registration made pursuant to Section 2.2 involves a Company Public Offering and the Financial Intermediaries advise the Company in good faith that, in their view, the number of securities requested to be included in such underwritten offering by the Participating Holders and the Company exceeds the largest number of securities (the “Piggyback Maximum Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Company, the Company shall include the following equity securities in such underwritten offering up to the Piggyback Maximum Number and in accordance with the following priorities:

(i)	first, all equity securities that the Company proposes to register for its own account; and

(ii)	second, up to the number of Registrable Securities requested to be included in such registration by Unilever and its Affiliates;

(iii)	third, up to the number of Registrable Securities requested to be included in such registration by Participating Holders other than Unilever and its Affiliates, pro rata among such Participating Holders on the basis of the number of Registrable Securities requested to be registered by each such Participating Holder; and

(iv)	fourth, up to the number of any other securities requested to be included in such registration.

(c)         If, as a result of the proration provisions set forth in this Section 2.3(a) or (b), any Holder shall not be entitled to include all Registrable Securities in an underwritten offering that such Holder has requested be included, such Holder may elect to withdraw such Holder’s request to include Registrable Securities in the registration to which such underwritten offering relates or may reduce the number requested to be included; provided, however, that (x) such request must be made in writing prior to the earlier of such Holder’s execution of the underwriting agreement or such Holder’s execution of the custody agreement with respect to such registration and (y) such withdrawal or reduction shall be irrevocable and, after making such withdrawal or reduction, such Holder shall no longer have any right to include Registrable Securities in the registration as to which such withdrawal or reduction was made to the extent of the Registrable Securities so withdrawn or reduced.

2.4         Registration Procedures. If and whenever the Company is required by the Section 2 of this Agreement to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act, the Company shall:

(a)         as promptly as practicable (and in any event within thirty (30) days (in the case of a registration statement on Form F-3 (or Form S-3)) or sixty (60) days (in the case of all other registration statements)) prepare and file with the SEC a registration statement with respect to such Registrable Securities and cause such registration statement to become effective as soon as practicable after the initial filing thereof; provided that, before filing a registration statement or prospectus or any amendment or supplement thereto, or before sending a response to an SEC comment letter prior to any such filing, the Company shall furnish to the Participating Holders and the Financial Intermediaries, if any, copies of all such documents proposed to be filed, including all exhibits thereto and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC, which documents shall be subject to the review and comment of such parties, and the Company shall not file with the SEC any registration statement or prospectus or amendments or supplements thereto to which the Participating Holders or the Financial Intermediaries, if any, shall reasonably object.

(b)         (i) prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep any Shelf Registration Statement or Demand Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement until the earlier of (A) such time as all such Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in such registration statement or (B) (x) in the case of a Shelf Registration effected on Form F-1 (or Form S-1), twelve (12) months from the effective date of such Shelf Registration Statement plus the duration of any applicable Postponement Period, (y) in the case of a Shelf Registration effected on Form F-3 (or Form S-3), thirty-six (36) months from the effective date of such Shelf Registration Statement plus the duration of any applicable Postponement Period and (z) in the case of a Demand Registration, sixty (60) days from the effective date of the Demand Registration Statement, and (ii) provide notice to the Participating Holders and the Financial Intermediaries, if any, of the Company’s reasonable determination that a post-effective amendment to such registration statement would be appropriate;

(c)         furnish, without charge, to each Participating Holder and each Financial Intermediary, if any, and their respective legal counsel, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, each free writing prospectus utilized in connection therewith, in each case, in conformity with the requirements of the Securities Act, and other documents, as such Participating Holder and the Financial Intermediaries, if any, may reasonably request;

(d)         use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or state “blue sky” laws of such jurisdictions as any Participating Holder and the Financial Intermediaries, if any, shall reasonably request in writing, and do any and all other acts and things which may be reasonably necessary or advisable to enable such Participating Holder and the Financial Intermediaries, if any, to consummate the disposition of the Registrable Securities in such jurisdictions (including keeping such registration or qualification in effect for so long as such registration statement remains in effect and obtaining any necessary governmental or regulatory approvals), except that in no event shall the Company be required to (i) qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph (d), be required to be so qualified, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

(e)         promptly notify each Participating Holder and the Financial Intermediaries, if any: (i) when the registration statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto, any post-effective amendment to the registration statement or any free writing prospectus has been filed with the SEC and, with respect to the registration statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or state securities authority (written or oral) for amendments or supplements to the registration statement or the prospectus related thereto or for additional information, including copies of any and all transmittal letters and other correspondence with the SEC and all correspondence (including comment letters and a copy of the Company’s draft responses thereto) from the SEC to the Company relating to such registration statement or any prospectus or any amendment or supplement thereto; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or state “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose; (v) of the existence of any fact of which the Company becomes aware which results in the registration statement or any amendment thereto, the prospectus related thereto or any supplement thereto, any document incorporated therein by reference, any free writing prospectus or the information conveyed at the time of sale to any purchaser containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading; and if at any time the representations and warranties contemplated by any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall cease to be true and correct in all respects); and, if the notification relates to an event described in clause (v) above, the Company shall promptly prepare and file with the SEC (and furnish to each such Participating Holder and the Financial Intermediaries, if any, a reasonable number of copies of) a prospectus supplement or amendment so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading;

(f)         comply (and continue to comply) with all applicable rules and regulations of the SEC, and make generally available to its security holders (including by way of filings with the SEC), as soon as reasonably practicable after the effective date of the registration statement (and in any event within (i) four (4) months if the Company qualifies as a foreign private issuer (as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act) or (ii) within forty-five (45) days after the end of such twelve month period described hereafter), an earnings statement (which need not be audited) covering the period of at least twelve (12) consecutive months beginning with the first day of the Company’s first (x) full fiscal year if the Company qualifies as a foreign private issuer (as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act) or (y) calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(g)         (i) use its reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange on which similar securities issued by the Company are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange, and (ii) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including all corporate governance requirements;

(h)         use its reasonable best efforts to cause its senior management, officers, appropriate employees and independent public accountants (in the case of the independent public accountants, subject to any applicable accounting guidance regarding their participation in the offering or the due diligence process) to participate in, and to otherwise facilitate and cooperate with the preparation of the registration statement and prospectus and any amendments or supplements thereto (including participating in meetings, drafting sessions and due diligence sessions), taking into account the Company’s reasonable business needs;

(i)         provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by the applicable registration statement not later than the effective date of such registration statement and, in the case of any secondary equity offering, provide and enter into any reasonable agreements with a custodian for the Registrable Securities;

(j)         enter into, and cause its directors and officers to enter into, such customary agreements (including, if applicable, customary underwriting agreements and lock-up agreements not to exceed ninety (90) days if requested by the Financial Intermediaries) and take such other customary actions as the Participating Holders or the Financial Intermediaries shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(k)         use its reasonable best efforts to obtain opinions from the Company’s counsel, including local and/or regulatory counsel, and a “comfort” letter and updates thereof from the independent public accountants who have certified the financial statements of the Company (and/or any other financial statements) included or incorporated by reference in such registration statement, in each case, in customary form and covering such matters as are customarily covered by such opinions and “comfort” letters delivered to Financial Intermediaries in underwritten public offerings; and furnish to each Participating Holder and to each Financial Intermediary a copy of such opinions and letters addressed to such Financial Intermediary;

(l)         deliver promptly to counsel for the Participating Holders and to the Financial Intermediaries, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement, and, upon receipt of such confidentiality agreements as the Company may reasonably request, make reasonably available for inspection by counsel for the Participating Holders, by counsel for the Financial Intermediaries, if any, participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by the Participating Holders or the Financial Intermediaries, if any, during regular business hours, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such counsel for the Participating Holders, counsel for a Financial Intermediary, attorney, accountant or agent in connection with such registration statement;

(m)         in the event of the issuance of any stop order suspending the effectiveness of such registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, use its reasonable best efforts promptly to obtain the withdrawal of such order;

(n)         provide a CUSIP number for all Registrable Securities not later than the effective date of the relevant registration statement;

(o)         use its reasonable best efforts to make available its senior management for participation in “roadshows” and other marketing efforts and otherwise provide reasonable assistance to the Financial Intermediaries (taking into account the Company’s reasonable business needs and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering;

(p)         prior to the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after the initial filing or confidential submission of such registration statement) and which includes information regarding the Participating Holders or Financial Intermediaries, and prior to the filing or use of any free writing prospectus which includes information regarding the Participating Holders or Financial Intermediaries, provide copies of such document to counsel for the Participating Holders and to each Financial Intermediary, if any, and make the Company’s representatives reasonably available for discussion of such document and make such changes in such document concerning the information regarding the Participating Holders contained therein prior to the filing thereof as counsel for the Participating Holders or Financial Intermediaries, if any, may reasonably request;

(q)         take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(r)         include in any prospectus or prospectus supplement if requested by the Financial Intermediaries updated financial or business information for the Company’s most recent quarterly period if required for purposes of marketing the offering in the view of the Financial Intermediaries, subject to the Company’s approval, such approval not to be unreasonably withheld, conditioned or delayed;

(s)         use its reasonable best efforts to take all such actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities, including procuring the cooperation of any transfer agent or registrar, as necessary;

(t)         use its reasonable best efforts to ensure that any free writing prospectus utilized in connection with any registration covered by Section 2.1 or 2.2 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby, will not conflict with a related prospectus, prospectus supplement and related documents and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(u)         in connection with any underwritten offering, if at any time the information conveyed to a purchaser at the time of sale includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, promptly file with the SEC such amendments or supplements to such information as may be necessary so that the statements as so amended or supplemented will not, in the light of the circumstances, be misleading;

(v)         if requested by the Financial Intermediaries or any Participating Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the Financial Intermediary or Participating Holder reasonably requests to be included therein, including, without limitation, with respect to the Registrable Securities being sold by such Participating Holder, the purchase price being paid therefor by the Financial Intermediaries and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(w)         to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the Financial Intermediaries;

(x)         use reasonable best efforts to cooperate with the Financial Intermediaries, Participating Holders, any indemnitee of the Company and their respective counsel in connection with the preparation and filing of any applications, notices, registrations and responses to requests for additional information with FINRA, the LSE, the FCA, the AFM, the NYSE, Euronext Amsterdam or any other national securities exchange on which the Registrable Securities are listed, admitted to trading or quoted; and

(y)         cooperate with the Holders and the Financial Intermediaries, if any, to facilitate the timely preparation and delivery of book-entry shares or certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the Financial Intermediaries or, if not an underwritten offering, in accordance with the instructions of the Holders prior to any sale of Registrable Securities and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof (and, in the case of Registrable Securities registered on a Shelf Registration Statement, at the request of the Holders, prepare and deliver book-entry shares or certificates representing such Registrable Securities not bearing any restrictive legends and deliver or cause to be delivered an opinion or instructions to the transfer agent in order to allow such Registrable Securities to be sold from time to time); provided that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of the Depository Trust Company’s Direct Registration System.

(z)         if Unilever (or any Unilever Group Company) is a Participating Holder, permit Unilever to participate in the preparation of the relevant registration statement (including having prompt access to any SEC comment letters or other communications in connection with such registration and the Company’s responses thereto) and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of Unilever and its counsel should be included, subject to the Company’s approval, such approval not to be unreasonably withheld, conditioned or delayed;

To the extent the Company is a WKSI at the time any Demand Registration Request is submitted to the Company, the Company shall file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form F-3 (or Form S-3) which covers those Registrable Securities which are requested to be registered. The Company shall not take any action that would result in it not remaining a WKSI or would result in it becoming an ineligible issuer (as defined in Rule 405 under the Securities Act) during the period during which such automatic shelf registration statement is required to remain effective. If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold in compliance with the SEC rules. If the automatic shelf registration statement has been outstanding for at least three (3) years, at or prior to the end of the third year, the Company shall refile a new automatic shelf registration statement covering the Registrable Securities. If at any time when the Company is required to re-evaluate its WKSI status, the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to refile the shelf registration statement on Form F-3 (or Form S-3) and, if such form is not available, Form F-1 (or Form S-1), as promptly as practicable and keep such registration statement effective during the period which such registration statement is required to be kept effective.

Without limiting any of the Company’s obligations set forth in this Agreement, including Section 2.9, if the Company files any Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, and the Holders do not request that their Registrable Securities be included in such Shelf Registration Statement, the Company agrees that it shall include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment; provided that the foregoing obligation shall only apply to the extent that the Company is eligible to rely on Rule 430B under the Securities Act with respect to selling security holder disclosures.

The Company may require as a condition precedent to the Company’s obligations under this Section 2.4 that each Participating Holder as to which any registration is being effected furnish the Company and the Financial Intermediaries such information regarding such Participating Holder and the distribution of such securities as is required to be included in such registration statement or as required under state securities laws; provided that such information is necessary for the Company to consummate such registration and shall be used only in connection with such registration.

Each Holder of Registrable Securities agrees that upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 2.4(e)(v), such Holder will discontinue such Holder’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4(e) and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice. In the event the Company shall give any such notice, the applicable period mentioned in Section 2.4(b) shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each Participating Holder covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 2.4(e). Notwithstanding the foregoing or anything to the contrary contained herein, any such Postponement shall be subject to Section 2.1(c) in all respects.

The Company agrees not to file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus, or any free writing prospectus, which amendment refers to any Holder covered thereby by name, or otherwise identifies such Holder, without the consent of such Holder, such consent not to be unreasonably withheld or delayed, unless such disclosure is required by law, in which case the Company shall provide written notice to such Holders no less than five (5) Business Days prior to the filing.

2.5         Registration Expenses.

(a)         The Company shall pay all Expenses with respect to any registration or offering of Registrable Securities pursuant to Section 2, whether or not a registration statement becomes effective or the offering is consummated; provided that, as set forth in Sections 2.1(a)(ii) and (b)(i), if the Holders request the Company to effect a Shelf Underwriting or a Demand Registration in excess of the Maximum Number of Shelf Underwritings or the Maximum Number of Demand Registrations, respectively, such Holders shall be responsible for, and shall pay, all Expenses incurred in connection with each such additional Shelf Underwriting or Demand Registration, as applicable.

(b)         Notwithstanding the foregoing, in connection with any underwritten offering hereunder, each Participating Holder shall pay all underwriting discounts and commissions attributable to the sale of such Registrable Securities, pro rata in accordance with the number of Registrable Securities sold in the offering by such Participating Holder, brokerage fees and, other than as set forth in the definition of “Expenses,” all reasonable fees and expenses of any legal counsel representing the Participating Holders, and each Participating Holder shall be responsible for any transfer taxes (including stamp duties), if any, arising out of the sale of its own Registrable Securities.

2.6         Certain Limitations on Registration Rights. In the case of any registration under Section 2.1 involving an underwritten offering, or, in the case of a registration under Section 2.2, if the Company has determined to enter into an underwriting agreement in connection therewith, all securities to be included in such underwritten offering shall be subject to such underwriting agreement and no Person may participate in such underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided therein and completes and executes all reasonable questionnaires, and other customary documents (including customary custody agreements, powers of attorney and lock-up agreements if requested by the Financial Intermediaries) which must be executed in connection therewith; provided, however, that all such documents shall be consistent with the provisions hereof and (ii) provides such other information to the Company or the Financial Intermediaries as may be necessary to register such Person’s securities.

2.7         No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement. A Holder is not required to include any of its Registrable Securities in any registration statement, is not required to sell any of its Registrable Securities which are included in any effective registration statement, and may sell any of its Registrable Securities in any manner in compliance with applicable law even if such shares are already included on an effective registration statement.

2.8         Indemnification.

(a)         In the event of any registration or offer and sale of any securities of the Company under the Securities Act pursuant to this Section 2, the Company, to the fullest extent permitted by law, will (without limitation as to time), and hereby agrees to, indemnify and hold harmless, each Holder, any Person who is or might be deemed to be a “controlling person” of such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, a “Controlling Person”), their respective directors, officers, employees, shareholders, members, general and limited partners, agents, Affiliates, representatives, successors and assigns, and each Financial Intermediary in the offering or sale of such securities and their respective directors, officers, employees, shareholders, members, general and limited partners, agents, Affiliates, representatives, successors and assigns, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel and, subject to Section 2.8(d), any amounts paid in any settlement) to which each such indemnified party may become subject under the Securities Act, common law or otherwise in respect thereof (collectively, “Claims”), insofar as such Claims arise out of, are based upon, relate to or are in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or in any amendment or supplement thereto under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any free writing prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to any action required of or inaction by the Company in connection with any such offering of Registrable Securities, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such registration statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary, final or summary prospectus or free writing prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified party specifically for use therein. The Company and each Participating Holder hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Participating Holders to the contrary, for all purposes of this Agreement (including Section 2.8(b)), the only information furnished or to be furnished by any such Participating Holder to the Company for use in any such registration statement, preliminary, final or summary prospectus or amendment or supplement thereto, or any free writing prospectus, are statements specifically relating to (i) the beneficial ownership of the Registrable Securities by such Participating Holder and its Affiliates as disclosed in the section of such document entitled “Selling Stockholders” or “Principal and Selling Stockholders” and (ii) the name and address of such Participating Holder. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such seller.

(b)         Each Participating Holder shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.8) to the fullest extent permitted by law, the Company, its officers and its directors, each Person who is or might be deemed to be a Controlling Person of the Company and all other Participating Holders of Registrable Securities and their directors, officers, stockholders, fiduciaries, managing directors, agents, affiliates, representatives, successors, assigns or general and limited partners and respective Controlling Persons with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in strict conformity with written information furnished to the Company or its representatives by or on behalf of such Participating Holder specifically for use therein, and each such Participating Holder shall reimburse such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the aggregate amount which any such Participating Holder shall be required to pay pursuant to this Section 2.8 (including pursuant to indemnity, contribution or otherwise) shall in no case be greater than the amount of the net proceeds (after deducting underwriters’ discounts and commissions) received by such Participating Holder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such Claim; provided further that such Participating Holder shall not be liable in any such case to the extent that prior to the filing or confidential submission of any such registration statement or prospectus or amendment thereof or supplement thereto, or any free writing prospectus utilized in connection therewith, such Participating Holder has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto or free writing prospectus which corrected or made not misleading information previously furnished to the Company. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

(c)         Indemnification similar to that specified in the preceding paragraphs (a) and (b) of this Section 2.8 (with appropriate modifications) shall be given by the Company and each Participating Holder with respect to any required registration or other qualification of securities under any applicable securities and state “blue sky” laws.

(d)         Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a Claim may be made pursuant to this Section 2.8, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.8, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 2.8. In case any action or proceeding is brought against an indemnified party and such indemnified party shall have notified the indemnifying party of the commencement thereof (as required above), the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties exists in respect of such Claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal or equitable defenses available to such indemnified party which are not available to the indemnifying party or which may conflict with or be different from those available to another indemnified party with respect to such Claim; or (iii) if such indemnified party has reasonably concluded that representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, such indemnifying party agrees to indemnify each indemnified party from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault or culpability, by or on behalf of any indemnified party.

(e)         If for any reason the foregoing indemnity is unavailable, unenforceable or is insufficient to hold harmless an indemnified party under Sections 2.8(a), (b) or (c), then each applicable indemnifying party shall have a several and not joint obligation to contribute to the amount paid or payable to such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such Claim. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if any contribution pursuant to this Section 2.8(e) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 2.8(e). The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 2.8(e) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.8(e) to contribute any amount greater than the amount of the net proceeds (after deducting underwriters’ discounts and commissions) received by such indemnifying party from the sale of Registrable Securities pursuant to the registration statement giving rise to such Claim, less the amount of any indemnification payment made by such indemnifying party pursuant to Sections 2.8(b) and (c). In addition, no Holder of Registrable Securities or any Affiliate thereof shall be required to pay any amount under this Section 2.8(e) unless such Person or entity would have been required to pay an amount pursuant to Section 2.8(b) if it had been applicable in accordance with its terms.

(f)         The indemnity and contribution agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party.

2.9         Other Registration Rights. The Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, whether pursuant to “demand,” “piggyback” or other rights, unless such rights are subject and subordinate to the rights of the Holders under this Agreement.

2.10         Permitted Transferees. As used in this Agreement, “Permitted Transferees” shall mean any transferee, whether direct or indirect, of Registrable Securities that (a) (i) as of the time of transfer of the Registrable Securities to such transferee is, and as of immediately prior to the sale of Registrable Securities pursuant to a Demand Registration, Shelf Underwriting or Piggyback Registration, as the case may be, will be, a member of the Unilever Group, (ii) acquires from any Unilever Group Company at least 5% of the number of outstanding Ordinary Shares as of the time of such acquisition and executes an agreement to be bound by this Agreement, a copy of which shall be furnished the Company, (iii) acquires from any Unilever Group Company any amount of Ordinary Shares and executes an agreement to be bound by this Agreement, a copy of which shall be furnished the Company, provided the Company provides prior written consent (not to be unreasonably withheld, conditioned or delayed) to the transfer of the rights and obligations under this Agreement to such transferee and (b) is designated by Unilever in a written notice to the Company prior to or at the time of such transfer stating the name and address of the relevant transferee and identifying the securities with respect to which the rights and obligations under this Agreement are being transferred. Any Permitted Transferee of the Shares shall be subject to and bound by and benefit from all of the terms and conditions herein applicable to Holders. For the avoidance of doubt, any Permitted Transferee of Shares shall be subject to and bound by and benefit from all of the terms and conditions applicable to Holders generally and not those applicable to Unilever (or any Unilever Group Company) specifically. The notice required by this Section 2.11 shall be signed by both the transferring Holder and the Permitted Transferees so designated and shall include an undertaking by the Permitted Transferees to comply with the terms and conditions of this Agreement applicable to Holders.

Section 3         Underwritten Offerings.

3.1         Requested Underwritten Offerings. If requested by the underwriters for any underwritten offering pursuant to a registration requested under Section 2.1, the Company shall enter into a customary underwriting agreement with the underwriters. Such underwriting agreement shall (i) be satisfactory in form and substance to the Participating Holders and the Company, (ii) contain terms not inconsistent with the provisions of this Agreement and (iii) contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type, including indemnities and contribution agreements on substantially the same terms as those contained herein or as otherwise customary for the underwriters. Every Participating Holder shall be a party to such underwriting agreement, provided that under such underwriting agreement: (i) each Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations of a selling shareholder, including representations, warranties or agreements regarding its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the registration statement and its intended method of distribution, and (ii) any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement for indemnity, contribution or otherwise shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of Registrable Securities pursuant to such registration statement (after deducting underwriters’ discounts and commissions) and in no event shall relate to anything other than information about such Holder specifically provided by such Holder in writing for use in the registration statement and prospectus and shall otherwise contain terms no less advantageous to such Holders than those provided in Section 2.8 (the above clauses (i) and (ii) collectively, the “Acceptable Terms”).

3.2         Piggyback Underwritten Offerings. In the case of a registration pursuant to Section 2.2, if the Company shall have determined to enter into an underwriting agreement in connection therewith, all of the Participating Holders’ Registrable Securities to be included in such registration shall be subject to such underwriting agreement (provided such underwriting agreement reflects the Acceptable Terms (as defined above).

For the avoidance of doubt, to the extent the Company has proposed a Piggyback Registration that is a Company Public Offering in accordance with Section 2.2, the Company shall retain primary responsibility for the negotiation and execution of any such underwriting agreement, and the failure of a Participating Holder to timely execute such agreement shall not prevent the Company from proceeding with the Company Public Offering.

Section 4         General.

4.1         Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply, to the fullest extent set forth herein with respect to the Registrable Securities, to any and all equity securities of the Company, any entity separated from the Company by way of spin-off, split-off, demerger or otherwise, or any successor or assign of the Company (whether by merger, share exchange, consolidation, sale of assets or otherwise) or any direct or indirect subsidiary or parent company of the Company which may be issued in respect of, in exchange for or in substitution of, Registrable Securities and shall be appropriately adjusted for any share dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof so as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed as well as the capital stock of any other entity received in connection with such transaction.

4.2         Rule 144. The Company covenants that (i) so long as it remains subject to the reporting provisions of the Exchange Act, it will timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1)(i) of Rule 144 under the Securities Act, as such Rule may be amended (“Rule 144”)) or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available other information so long as necessary to permit sales by such Holder under Rule 144, or any similar rules or regulations hereafter adopted by the SEC, and (ii) it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the safe harbor provided by Rule 144, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will promptly deliver to such Holder a written statement as to whether it has complied with such requirements.

4.3         Assistance with Transfers. In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and other rules and regulations of the SEC that may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Company, by (i) issuing such directions to any transfer agent, registrar or depositary, as applicable, (ii) delivering such opinions to the transfer agent, registrar or depositary as are customary for transactions of this type and are reasonably requested, and (iii) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions with respect to such Registrable Securities; provided, however, that if reasonably requested by the Company such Holder shall deliver to the Company, in form and substance reasonably satisfactory to the Company, representation letters regarding such Holder’s compliance with such rules and regulations, as may be applicable. In addition, the Company, at its sole expense, shall use reasonable best efforts to remove any restrictive legend on any Registrable Securities, as applicable, upon request by the Holder if (A) such Registrable Securities are sold pursuant to an effective registration statement or (B) a registration statement covering the resale of such Registrable Securities is effective under the Securities Act and the applicable Holder delivers to the Company a representation letter agreeing that such Registrable Securities will be sold under such effective registration statement. Furthermore, at the request of any Holder, the Company shall use its reasonable best efforts to assist such Holder with respect to any potential private transfer of any Registrable Securities held by such Holder, including (i) entering into customary confidentiality agreements with any prospective transferees, (ii) affording to such Holder and any prospective transferees and their respective counsel, accountants, lenders and other representatives, reasonable access during normal business hours to the properties, books, contracts and records of the Company and (iii) providing reasonable availability of appropriate members of senior management, officers and other employees of the Company to provide customary due diligence assistance in connection with any such transfer, taking into account the Company’s reasonable business needs.

4.4         Nominees for Beneficial Owners. If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement (or any determination of any number or percentage of shares constituting Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement); provided, however, that the Company shall have received evidence reasonably satisfactory to it of such beneficial ownership.

4.5         Voting Restriction. From the Completion Date until the date that the Unilever Group ceases to own any Demerger Shares, Unilever shall, and shall cause each Unilever Group Company to (in each case, to the extent that they own any Demerger Shares), cause all Demerger Shares owned by them to be voted on any matter subject to a vote by the holders of Ordinary Shares in proportion to the votes cast by the other holders of the Ordinary Shares on such matter.

4.6         Amendments and Waivers. No amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against the Company unless it is approved in writing by the Company, and no amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against a member of the Unilever Group unless it is approved in writing by Unilever. Each Holder shall be bound by any amendment authorized by this Section 4.6 whether or not the Registrable Securities held by such Holder have been marked to indicate such amendment. No waiver of any breach of any agreement or provision herein contained will be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. The failure or delay of any of the parties hereto to assert any of its rights or remedies under this Agreement will not constitute a waiver of such rights nor will it preclude any other or further exercise of the same or of any other right or remedy.

4.7         Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (iv) if delivered by facsimile transmission, upon confirmation of successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, or is transmitted on a day that is not a Business Day, or (v) if via email communication, on the date of delivery. All notices, demands and other communications hereunder shall be delivered as set forth below and to any subsequent Holder subject to this Agreement at such address as indicated by the Company’s records, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

Address: The registered office from time to time of the Company.
Email address: vanessa.vilar@unilever.com
For the attention of Vanessa Vilar1

if to Unilever (or any Unilever Group Company), to:

Address: The registered office from time to time of Unilever PLC.
Email address: thomas.potter@unilever.com
For the attention of Thomas Potter

with a copy (which will not constitute notice) to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Email address: mike.bienenfeld@linklaters.com;
igor.rogovoy@linklaters.com; burc.ozcelik@linklaters.com

For the attention of Mike Bienenfeld, Igor Rogovoy, Burc Ozcelik

1 Note to Skadden: Please confirm.

4.8         Assignment. This Agreement may not be assigned by any party hereto other than by Unilever to a Permitted Transferee as provided for in Section 2.11. Notwithstanding the foregoing, Unilever may assign this Agreement in connection with a merger transaction in which Unilever is not the surviving entity, or the sale of all or substantially all of its assets; provided, however, that the assignee expressly assumes in writing all of the obligations of Unilever under this Agreement, and Unilever provides written notice and evidence of such assignment and assumption to the Company. The Company shall not consummate any recapitalization, merger, consolidation, reorganization or other similar transaction whereby shareholders of the Company receive (either directly, through an exchange, via dividend from the Company or otherwise) equity securities (the “Other Equity Securities”) in any other entity (the “Other Entity”) with respect to the Registrable Securities hereunder, unless prior to the consummation thereof, the Other Entity assumes, by written instrument, the obligations under this Agreement with respect to such Other Equity Securities as if such Other Equity Securities were Registrable Securities hereunder.

4.9         Termination.

(a)         Notwithstanding any other provision of this Agreement, the Parties hereby agree and acknowledge that Unilever shall have the right in its absolute discretion to abandon the Demerger (as defined in the Demerger Agreement) by providing notice of the same in writing to the Company at any time prior to declaration by the Unilever Board of the Demerger Dividend and approval by the Unilever Board of the Transfer (as defined in the Demerger Agreement), and upon Unilever providing such notice, this Agreement shall automatically terminate.

(b)         If this Agreement is terminated in accordance with Section 4.9(a), this Agreement shall terminate and, subject to Section 4.9(d), be of no further effect.

(c)         This Agreement shall terminate with respect to any Holder upon the earliest of (a) five (5) years after the Completion Date and (b) the time at which it no longer beneficially owns Registrable Securities constituting more than one percent (1%) of the outstanding Ordinary Shares.

(d)         Notwithstanding clause (a) above, Section 2.5, Section 2.8, Section 4.5, Section 4.11 and Section 4.14 shall survive termination of this Agreement.

4.10         Entire Agreement. This Agreement, the Demerger Agreement and all other Ancillary Agreements (as defined in the Demerger Agreement) and all other exhibits and schedules attached hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

4.11         Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

(b)         Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in the United States District Court for the Southern District of New York or any New York state court located in New York, New York, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

4.12         Interpretation; Construction.

(a)         The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)         The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

4.13         Counterparts. This Agreement may be executed and delivered in any number of separate counterparts (including by facsimile or electronic mail), each of which shall be an original, but all of which together shall constitute one and the same agreement.

4.14         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.15         Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 4.14, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

4.16         Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

4.17         Confidentiality. The parties shall keep strictly confidential and shall not disclose to any third party any proposed sales or other transactions involving Registrable Securities contemplated by this Agreement (“Confidential Information”), except as and to the extent required by applicable laws and regulations, in which case the parties will, to the extent practicable, consult and cooperate with each other with respect to any disclosure, and provided that nothing contained herein shall: (i) prevent any party from disclosing such Confidential Information to any of its financial, legal or other advisors or to any potential investor in any co-investment vehicle or any other institutional investor or underwriter in connection with proposed sales, as long as each person receiving such Confidential Information agrees to treat such Confidential Information as confidential; or (ii) prohibit Unilever or any other Unilever Group Company from making any disclosure or public statements regarding its intentions with respect to the Registrable Securities that it holds in the Company; provided that, prior to making such disclosure or public statements, Unilever shall (and shall cause any relevant Unilever Group Company to) provide the Company with a reasonable opportunity to review and provide comments to such disclosure and public statements, which Unilever or such Unilever Group Company, as applicable, shall in good faith consider and reflect in the disclosure or public statements in its sole discretion.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Magnum Ice Cream Company B.V.

By:	/s/ Vanessa Vilar
Name: Vanessa Vilar
Title: Authorised signatory

[Signature Page – Registration Rights Agreement]

Unilever PLC

By:	/s/ Srinivas Phatak
Name: Srinivas Phatak
Title: Authorised signatory

[Signature Page – Registration Rights Agreement]